Exhibit 6.1

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Private Treaty Sale Agreement

(Seller)

Consignor: Masterworks Gallery, LLC, a.a.o. Masterworks Cayman, SPC, a Gallery Segregated Portfolio Company, on behalf of its 038 Segregated Portfolio

Consignor’s address: 225 Liberty Street, Floor 29, New York NY10281-2699, USA

Description of property: Yayoi Kusama, xYxexlxlxoxwx xPxuxmxpxkxixnx, 1993, Acrylic on canvas, 72 x 91 cm (the “Property”)

Net Price: US$[***]

This letter agreement (the “Agreement”) confirms the terms on which you grant to [***], the exclusive right to offer and sell the Property by private treaty for a period of three (3) months from the date you sign this Agreement (“Consignment Period”). References to “Masterworks,” “you” and “your” mean the Consignor named above.

1. The sale price for the Property (the “Sale Price”) shall be an amount payable by a buyer which will result, after deduction of [***] commission as set out in clause 2 below, in a net amount to you of not less than the Net Price as set out above. You have agreed to accept the Sale Price and the Net Price for the Property. You also agree that, in connection with the sale of the Property, we will have absolute discretion as to (a) consulting any expert and (b) researching the provenance of the Property, in each case either before or after the sale at our sole cost.

We will display the Property in a private viewing room at [***] from 2 to 8 October 2022.

2. (a) If the Property is sold, you agree that [***] may charge the buyer and retain for its own account as its commission an amount not to exceed [***] of the Sale Price (the “Commission”), but in no event will you be entitled to receive less than the Net Price. Masterworks reserves the right to request evidence of the full amount of any purchase price, such as a redacted copy of any bill of sale, invoice, or purchase agreement.

(b) You agree that [***] shall remit the net sale proceeds to you within five (5) business days after [***] receipt of payment in full in cleared funds from the buyer, after deducting [***] commission. Payment will be made only to you in accordance with the payment instructions you have provided in Schedule I or that you will provide in the form of Schedule I, as the case may be.

(c) In the event the buyer fails to pay any portion of the Sale Price, you agree that [***] has no obligation to enforce payment by the buyer; however, we agree to not waive any rights that you may have against a defaulting purchaser. [***] will not release the Property to the buyer until it has received payment in full in cleared funds.

3. [***] will arrange and bear the cost of shipment of the Property from its current location in New York to [***] premises in [***] where the Property shall remain for the duration of the Consignment Period. [***] will assume liability for loss or damage to the Property at no cost to you on the terms set out in the Private Treaty Terms attached hereto, from the time of [***] receipt of the Property until risk of loss or damage to the Property passes to the buyer or until the Property is returned to you (as the case maybe), up to a maximum amount equal to [***].

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4. (a) [***] and you will guarantee to the buyer that the Property is by Yayoi Kusama for a period of five (5) years from the date the Property is sold. This guarantee is not assignable and is only applicable to the original purchaser and not to any subsequent owner or owners who acquire an interest in the Property. In the event [***] determine that the Property is not by Yayoi Kusama, you authorise [***] for such five (5) year period to rescind the sale and return to the buyer the sale proceeds received by [***] (including commission) without any interest thereon for such item. In such event, upon ten (10) days’ notice to you, you will reimburse [***] for the sale proceeds previously paid to you under this Agreement, and within ten (10) days after our receipt of such sale proceeds, [***] will return the item to you.

(b) Subject to the above, you and [***] agree that the Property will be offered for sale “as is” and neither you nor [***] shall make any representations or warranties with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exportability, exhibitions, literature or historical relevance of the Property and no statement anywhere, whether oral or written, shall be deemed such a representation or warranty.

5. (a) You hereby confirm and agree to the warranties and terms set out in the Private Treaty Terms attached hereto, which form an integral part of your agreement with [***] and the buyer.

(b) You warrant to [***] and to the buyer that at all relevant times you are acting as principal and you are acting for the sole and absolute owner of the Property with designated written authority.

(c) You will provide to [***], upon request, verification of identity and any additional information required to comply with [***] Know Your Client (“KYC”) requirements and/or with any applicable law, including but not limited to evidence of your authority to enter into the Agreement. If you fail to satisfy [***] KYC requirements, [***] may terminate the Agreement and/or withhold the net sale proceeds until you satisfy such requirements;

(d) Your indemnity as set out in the Private Treaty Terms attached hereto will extend to your representations, warranties and undertakings in this clause.

6. (a) Should [***] prepare any print or digital material concerning the marketing or sale of the Property (the “Materials”), [***] shall provide copies of such Materials to Masterworks for review and approval by Masterworks prior to distribution to any third-parties in each instance. Masterworks will have two (2) business days to review any such Materials, and [***] will reasonably incorporate Masterworks’ comments and suggestions. In the event Masterworks does not respond two (2) business days after any Materials have been submitted for review, the Materials shall be deemed approved. The Property may not be subject to any additional mass or joint marketing; provided, however, that Masterworks shall not be required to remove reference to the Property on its website or in any of its regulatory filings.

(b) The Property will be treated as “highly confidential” within the [***] companies, and may only be shown or solicited by designated senior [***] personnel with Masterworks’ prior written consent. Other [***] personnel who are necessary to be made aware of the Property or that it is available for Private Sale for logistical or other limited internal purposes shall be on a need-to-know basis only.

(c) During the Consignment Period, [***] shall not publicly display the Property or advertise the Property on any website. [***] is permitted to show the Property to limited third-party collectors/potential purchasers in a secure digital transmission or physically in a private, locked viewing room, who it reasonably believes may be interested in purchasing the Property; provided, however, that the Property shall not be shown to any professional artwork intermediary without the prior written consent of Masterworks.

7. (a) You acknowledge you are solely responsible for paying, and you will pay, all taxes and/or duties due on all amounts due to you under this agreement. You authorise us to collect any taxes, duties, VAT or any other applicable tax on your behalf, where required by law. If we are required to pay any taxes, duties, VAT or any other applicable tax on your behalf to a tax authority in any country (including outside the sale location), you authorise us to withhold such amounts from the net sale proceeds. If we have already remitted the net sale proceeds, you shall reimburse us for any such amounts we pay, to the extent permissible by law. Where we are required by law to report to tax authorities in any jurisdiction any amount related to this sale, you authorise us to make such reporting.

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(b) You must provide to us the appropriate information (e.g., information requested on a Form W-9 or equivalent if you are a “U.S. Person,” as defined below, or, where applicable, a Form W-8BEN/BEN-E or equivalent if you are a “non-U.S. Person,” as defined below) required to legally obtain a reduction to or elimination of tax we may otherwise be required to withhold. A “U.S. Person” is a United States citizen or resident, or an entity, including an estate or trust, formed under the laws of the United States. A “non-U.S. Person” is anyone who is not a U.S. Person. If you have previously provided the required information to a [***] group company and it remains valid as of the date of this agreement with respect to payments hereunder, you authorise such company to release the information to us. If, prior to us remitting a payment to you or on your behalf pursuant to this agreement, any such form or information that you previously provided expires or becomes obsolete or inaccurate in any respect, you will promptly notify us and provide us with updated and valid information. Failure to provide the appropriate information or to update obsolete information will result in us having to delay payment due to you pursuant to this agreement until such information is provided. If we are required to do so by law, we will withhold U.S. tax from the amounts due to you for immediate remittance to the U.S. Internal Revenue Service (the “IRS”).

(c) If you (i) are a U.S. Person or fail to provide the required information as set out in the paragraph above, and (ii) have sold property for US$600 (or the equivalent in local currency of the selling location or in cryptocurrency) or more in a calendar year, we must report such amount to the IRS (and possibly to U.S. state(s)). If we have made such reporting, we will give you a copy of what we filed.

(d) You acknowledge that no one within the [***] group has provided tax advice to you or for your benefit in connection with this agreement.

8. [***] shall not be liable for any delay in meeting nor failure to meet its obligations under this Agreement and may terminate its obligations under this Agreement to offer the Property for sale as a result of circumstances beyond its reasonable control or which make such performance impracticable, including, but not limited to, due to any outbreak of disease, public health emergency, quarantine, epidemic, pandemic, or other condition that threatens the life, health, or safety of [***] personnel, vendors, or clients as determined by [***] in its reasonable discretion.

9. You hereby acknowledge that you are aware of the relative advantages of consigning property for sale by public auction and via private sale, and having taken those considerations into account, wish to sell the Property via private sale with [***] as your exclusive sales agent pursuant to the terms of this Agreement. In addition, [***] reserves the right to remunerate any employee of the [***] companies out of the commission it earns on this transaction.

10. [***] and Masterworks both agree to keep the terms of this Agreement confidential and shall not be disclosed to any other third party, except to such party’s attorneys or accountants on a need-to-know basis, or because of valid legal process compelling the disclosure, provided the disclosing party first give the non-disclosing party prompt written notice of such service of process and allow such party an opportunity to seek a protective order. Notwithstanding the foregoing, Masterworks may disclose the terms of this Agreement in reports filed with the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

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11. Pursuant to the Contracts (Rights of Third Parties) Ordinance (the “Ordinance”), the buyer and any [***] group company may in their own right enforce the provisions of this Agreement applicable to them. No other party shall have any right under the Ordinance to enforce any term of this Agreement. The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

12. (a) This Agreement is subject to the same governing law and jurisdiction provisions set out in the attached Private Treaty Terms.

(b) This Agreement may be executed by hand or electronically and in counterparts, each of which shall constitute an original of this Agreement, and together have the same effect as if each party has executed the same document.

Acknowledged and Agreed:

Signed:
For and on behalf of [***]
Name:
Print Name:	Duly authorised for and on behalf of Masterworks
Title:	Gallery, LLC a.a.o Masterworks Cayman SPC
Date:
Date:

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SCHEDULE I

PAYMENT INSTRUCTIONS

Please complete the requested information below and return to us within 14 days of receipt.

Consignor Name:
Address:
Client Account Number:	Consignment Number:

Payment methods

☐
☐	Wire transfer to your account

Wire transfer

If you require payment by wire transfer, please complete your bank details below. You agree to bear all bank charges that may be incurred in this transfer.

Account Name*:
Bank:	SWIFT or Sort Code/ ABA Number/BIC Number:
Address:
Account Number:	Currency: USD
IBAN Number (if applicable):
Intermediary Bank Name:	Intermediary Bank SWIFT Code:

* This must be the same individual or entity as the consignor. If the names are different, we may require proof of identification.

Payment will be made in U.S. Dollars.

Client Signature	Dated

Unless instructed otherwise, we will use the payment details set out above for this consignment only.

☐ Please tick if you wish to use this payment instruction to make future payments to you.

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Private Treaty Terms

Seller’s Warranties:

You warrant to [***] and to the buyer (and no other parties) that at all relevant times (including but not limited to the time of the consignment of the Property and the time of the sale):

(a) you are able to and shall transfer possession to the buyer and good and marketable title to the Property free from any third party rights or claims or potential claims including, without limitation, any claims which may be made by governments or governmental agencies;

(b) you have provided [***] with all information you have concerning the provenance, condition and restoration of the Property and have notified [***] in writing of any concerns expressed by third parties in writing in relation to the ownership, authenticity, attribution, or export or import of the Property;

(c) you are unaware of any matter or allegation which would render any description given by [***] in relation to the Property inaccurate or misleading;

(d) OMITTED;

(e) you have or will pay any and all taxes and/or duties that may be due on the net sale proceeds of the Property;

(f) you are not subject to trade sanctions, embargoes or any other restriction on trade (A) in the jurisdiction in which you do business and (B) administered and enforced by the United States, European Union, United Kingdom, United Nations Security Council or other relevant sanctions authority, and are not owned (nor partly owned) or controlled by such sanctioned person(s) (collectively, “Sanctioned Person(s)”);

(g) the Property consigned is not connected with, nor has any link to, nor is derived from any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, and you are neither under investigation, nor have you been charged with or convicted of without limitation, tax evasion, money laundering, terrorist activities or other criminal activity;

(h) you undertake that none of the net sale proceeds will be transferred to or used for the benefit of any Sanctioned Person(s), nor will any contracted and known party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person nor owned (or partly owned) or controlled by a Sanctioned Person, unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation;

(i) unless you advise [***] otherwise in writing, and subject to the intellectual property rights of any rightsholder, there are no restrictions, copyright or otherwise, relating to the Property (other than those imposed by law) and no restrictions on [***] rights to reproduce photographs or other images of the Property; and

(j) unless you advise [***] otherwise in writing, any electrical or mechanical goods (or any electrical or mechanical parts of Property being offered for sale) are in a safe operating condition if reasonably used for the purpose for which they were designed and are free from any defect not obvious on external inspection which could prove dangerous to human life or health.

You agree to indemnify [***] and any [***] affiliated company, their respective servants, directors, officers and employees and the buyer against any loss or damage resulting from any material breach or alleged breach of any of the above representations or warranties. Your representations, warranties and indemnity will survive completion of the sale of the Property. Where [***] reasonably believes that there is or may be a breach of any such material representation or warranty, [***] is entitled in its sole discretion to rescind the sale.

[***] reserves the right to seek identification of the source of funds received, and to make enquiries about any person transacting with [***]. If [***] has not completed its enquiries in respect of anti-money laundering, anti-terrorist financing or other checks as it considers appropriate concerning you or the buyer to [***] satisfaction at its discretion, [***] shall be entitled either not to complete or to cancel the sale of the Property, as appropriate, and to take any further action required or permitted under applicable law without any liability to you.

Liability for loss or damage: If [***] takes delivery of the Property, and unless otherwise agreed, [***] will be liable for loss or damage to the Property from the time [***] receives the Property until the Property ceases to be in [***] care and control, on the terms set out in this Agreement. If in [***] reasonable opinion the loss or damage to the Property results in a depreciation in value of less than 50%, [***] will pay you the amount of depreciation and the Property will be offered for sale by [***] or, at your request, returned to you.

[***] will not be liable for any loss or damage caused to frames or to glass covering prints, paintings or other work, for damage occuring in the course of any process undertaken by independent contractors employed with your consent (including restoration, framing or cleaning), or for damage which is caused directly or indirectly or results from (i) changes in humidity or temperature; (ii) normal wear and tear, gradual deterioration or inherent vice or defect (including woodworm); (iii) errors in processing; or (iv) war, nuclear fission or radioactive contamination, chemical, bio-chemical or electro-magnetic weapons, or any act or acts of terrorism (as defined and applied by [***] insurers).

Photographs and illustrations: Subject to the intellectual property rights of any rightsholder and other conditions set forth in Section 6 of the Agreement, you agree that [***] shall have the absolute right (on a non-exclusive basis) to photograph, illustrate or otherwise produce images of the Property for internal record-keeping purposes only. [***] shall retain copyright in all images created by [***] of the Property and shall have the right to use such images in whatever way [***] deem appropriate, both before and after the sale.

Personal data: [***] will hold and process your personal information and may share it with another [***] Group company for use as described in, and in line with, [***] Privacy Policy published on [***] website at [***] or available on request by email to [***]. You consent to [***] collection, use and disclosure of your personal data in accordance with [***] Privacy Policy.

This Agreement shall be governed by and construed and enforced in accordance with the laws of Hong Kong. In the event of a dispute hereunder, you agree to submit to the jurisdiction of the courts of Hong Kong. This Agreement shall be binding upon you and your heirs, executors, beneficiaries, successors and assigns. Neither you nor [***] may assign this Agreement without the prior written consent of the other party hereto, except that [***] may assign this Agreement to any of its related or affiliated entities without your prior consent. Neither you nor [***] may amend or supplement any provision of this Agreement other than in writing and signed by each of the parties hereto. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings, written or oral, with respect thereto.